Calculation of Filing Fee Tables
S-8
Yarrow Bioscience, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share	457(a)	2,688,931	$ 16.31	$ 43,856,464.61	0.000087	$ 3,815.51
2	Equity	Common Stock, $0.0001 par value per share	457(a)	336,116	$ 16.31	$ 5,482,051.96	0.000087	$ 476.94
3	Equity	Common Stock, $0.0001 par value per share	457(a)	2,002,285	$ 6.19	$ 12,394,144.15	0.000087	$ 1,078.29
Total Offering Amounts:						$ 61,732,660.72		$ 5,370.74
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,370.74
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 (this "Registration Statement") shall cover any additional shares of Common Stock, $0.0001 par value per share (the "Common Stock"), of Yarrow Bioscience, Inc. (the "Registrant") as may become issuable under the Yarrow Bioscience, Inc. 2026 Stock Incentive Plan (the "2026 Plan") by reason of any stock splits, stock dividends, recapitalizations or similar transactions pursuant to the terms of the 2026 Plan. The proposed maximum aggregate offering price has been calculated pursuant to Rules 457(c) and (h) of the Securities Act based on the average of the high and low sale prices of the Common Stock, as quoted on the Nasdaq Capital Market, on November 10, 2026.

[2]	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall cover any additional shares of Common Stock as may become issuable under the Yarrow Bioscience, Inc. 2026 Employee Stock Purchase Plan (the "2026 ESPP") by reason of any stock splits, stock dividends, recapitalizations or similar transactions pursuant to the terms of the 2026 ESPP. The proposed maximum aggregate offering price has been calculated pursuant to Rules 457(c) and (h) of the Securities Act based on the average of the high and low sale prices of the Common Stock, as quoted on the Nasdaq Capital Market, on November 10, 2026.

[3]	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall cover any additional shares of Common Stock as may become issuable under the assumed stock options granted under the Yarrow Bioscience, Inc. 2025 Equity Incentive Plan (the "2025 Plan") by reason of any stock splits, stock dividends, recapitalizations or similar transactions pursuant to the terms of the 2025 Plan. The proposed maximum aggregate offering price has been calculated pursuant to Rule 457(h) of the Securities Act, based on the weighted-average exercise price of such options outstanding of $6.19 per share. Such options were assumed by the Registrant and converted into stock options to purchase shares of Common Stock in connection with the consummation of the business combination contemplated by that certain Agreement and Plan of Merger and Reorganization, dated December 17, 2025, as amended by Amendment No. 1 thereto on January 30, 2026, by and among the Registrant (formerly known as VYNE Therapeutics Inc.), Yellow Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Registrant, and Yarrow Bioscience Operating Company Corp. (formerly known as Yarrow Bioscience, Inc., a private Delaware corporation).

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources